Exhibit 3.1
BY-LAWS
OF
MEDIWARE INFORMATION SYSTEMS, INC.
(Restated as of March 18, 2008)

ARTICLE I
OFFICES

The principal office of the Corporation shall be located at such place within the United States as the Board of Directors shall, from time to time, determine.  The Corporation may also maintain offices at such other places within or without the United States as the Board of Directors may, from time to time, determine.

ARTICLE II
MEETING OF SHAREHOLDERS

Section 1.  Annual Meetings.  The annual meeting of the shareholders of the Corporation shall be held each year on such date as the Board of Directors, from time to time, shall determine, for the purpose of electing directors and transacting such other business as may properly come before the meeting.

Section 2.  Special Meetings.  Special meetings of the shareholders may be called at any time by the Board of Directors or by the President.

Section 3.  Place of Meetings.  All meetings of shareholders shall be held at the principal office of the Corporation, or at such other places within or without the State of New York as shall be designated in the notices or waivers of notice of such meetings.

Section 4.  Notice of Meetings. (a) Notice of each meeting of shareholders, whether annual or special, stating the place, date and hour of the meeting, shall be served in writing either personally or by mail, or served electronically, in any case not less than ten nor more than sixty days before the meeting, upon each shareholder of record entitled to vote at such meeting, and to any other shareholder to whom the giving of notice may be required by statute.  Notice of a special meeting shall also state the purpose or purposes for which the meeting is called, and shall indicate that it is being issued by, or at the direction of, the person or persons calling the meeting.  If, at any meeting, action is proposed to be taken that would, if taken, entitle shareholders to receive payment for their shares pursuant to the Business Corporation Law, the notice of such meeting shall include a statement of that purpose and to that effect and shall be accompanied by a copy of Section 623 of the Business Corporation Law or an outline of its material terms.  If mailed, such notice shall be deemed given when deposited in the United States mail, with postage thereon prepaid, directed to each such shareholder at his address as it appears on the records of the shareholders of the Corporation, unless he shall have previously filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which case, it shall be mailed to the address designated in such request.  If transmitted electronically, such notice shall be deemed given when directed to the shareholder’s electronic mail address as supplied by the shareholder to the Secretary of the Corporation or as otherwise directed pursuant to the shareholder’s authorization or instructions.

(b)           Notice of any meeting need not be given to any shareholder who attends such meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting.  Notice of any meeting need not be given to any shareholder who, in person or by proxy, submits a signed waiver of notice either before or after such meeting.

Section 5.  Quorum.  Except as otherwise provided by statute, by these By-Laws or by the Corporation’s Certificate of Incorporation (such Certificate of Incorporation and any amendments thereof being hereinafter collectively referred to as the “Certificate of Incorporation”), at all meetings of shareholders of the Corporation, the presence at the commencement of such meetings in person or by proxy of shareholders holding of record a majority of the votes of shares of the Corporation then issued and outstanding and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of any business; provided, however, that when a specified item of business is required to be voted on by a particular class or series of shares, voting as a class, then the holders of a majority of the votes of shares of such class or series shall constitute a quorum for the transaction of such specified item of business. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum after a quorum has been established at such meeting.

Section 6.  Voting.  (a)  Except as otherwise provided by statute, by these By-Laws or by the Certificate of Incorporation, at each meeting of shareholders, each shareholder of record entitled to vote thereat shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation.

(b)           Except as otherwise provided by statute, by these By-Laws or by the Certificate of Incorporation, any corporate action, other than the election of directors, to be taken by vote of the shareholders, shall be authorized by a majority of votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.  Directors standing for election at any meeting shall, except as otherwise required by statute, be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

(c)           Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent without a meeting, may authorize another person or persons to act for him by proxy.  Execution of a proxy may be accomplished by the shareholder or the shareholder's authorized officer, director, employee or agent. Proxies may be executed by facsimile signature or transmitted by telegram, cablegram or other means of electronic transmission authorized by the shareholder to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be reasonably determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder. No proxy shall be valid after the expiration of eleven months from the date of its execution, unless the person executing it shall have specified therein the length of time it is to continue in force. Such instrument shall be exhibited to the Secretary at the meeting.  Every proxy shall be revocable at the pleasure of the shareholder executing it, except in those cases where an irrevocable proxy is provided by statute.

Section 7.  Adjournment of Meetings.  Any meeting of shareholders, whether annual or special, may be adjourned from time to time, to reconvene at the same or some other place, by the officer presiding over the meeting.  When a determination of shareholders entitled to vote at any meeting of shareholders has been made, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.  Notice of the adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting, the Corporation may transact any business that might have been transacted at the original date of the meeting. However, if the adjournment is for more than 30 days, or if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice pursuant to Section 4 of this Article II.

Section 8. Matters to be Considered at Meetings.

(a)           Annual Meeting of Shareholders.

(i)  Nominations of candidates for election to the Board of Directors of the Corporation or the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made (A) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors or (B) by any shareholder of the Corporation who was a shareholder of record both at the time of giving of notice provided for in this By-Law and at the time of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this By-Law.

(ii)  For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (B) of paragraph (a)(i) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation as hereinafter provided and, such other business must otherwise be a proper subject for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal office of the Corporation not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall the public announcement of an adjournment of an annual meeting commence a new period for the giving of a shareholder’s notice as described above.  Such shareholder's notice shall set forth (A) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner, (2) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner, and (3) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to propose such other business; (B) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), as each such regulation or rule may be amended from time to time, and such other information as the Board of Directors or any committee thereof shall reasonably request; and (C) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reason for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made.

(b)           Special Meetings of Shareholders. Only such business shall be conducted, and only such proposals shall be acted upon, at a special meeting of shareholders as shall have been brought before such meeting pursuant to the Corporation's notice of meeting required by Section 4 of this Article II. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a committee appointed by the Board of Directors, or (ii) provided that the notice of the special meeting states that the purpose or one of the purposes of the special meeting is to elect directors at such special meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures and other requirements set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if the shareholder’s notice required by paragraph (a)(ii) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting or (y) the 10th day following the day on which public announcement is first made of the date of the special meeting and/or of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of an annual meeting commence a new period for the giving of a shareholder’s notice as described above.

(c)           General.

(i)  Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise required by statute, the officer presiding over the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of this By-Law and, if any proposed nomination or business is not in compliance with this Section 8 or not a proper subject for shareholder action, to declare that such defective nomination or proposal be disregarded.

(ii)  For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Reuters or comparable news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or any successor provision.

(iii)  Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law.  Nothing in this By-Law shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any class or series of preferred stock to elect directors under rules and procedures specified in the instruments governing such class of securities.

Section 9.  Conduct of Shareholders’ Meetings. Each shareholders’ meeting shall be presided over by the Chairman of the Board of Directors, or such other person as may be designated by the Board of Directors.  The person presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as the presiding person may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.

Section 10.  Inspectors at Shareholders’ Meetings.  The Board of Directors, in advance of any shareholders’ meeting, may appoint one or more inspectors to act at the meeting or adjournment thereof.  If inspectors are not so appointed or the persons so appointed by the Board of Directors are unable to act at the shareholders’ meeting, then the person presiding at the meeting shall appoint inspectors.  Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.  The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders.  On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.  A report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them.

ARTICLE III
BOARD OF DIRECTORS

Section 1.  Number, Election and Term of Office of Directors. (a) The Board of Directors of the Corporation shall consist of such number of Directors, but not less than three, as is set by the Board of Directors by resolution from time to time.  A resolution to change the number of directors requires the vote of a majority of the entire Board of Directors.  As used in these By-Laws, “entire Board of Directors” means the total number of Directors the Corporation would have if there were no vacancies.  The Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III. All classes shall be as nearly equal as possible.

(b)           The terms of office of the Directors initially classified shall be as follows: at the annual meeting of shareholders on January 17, 1992, Class I Directors shall be elected for a one-year term expiring at the next succeeding annual meeting of shareholders, Class II Directors for a two-year term expiring at the second succeeding annual meeting of shareholders and Class III Directors for a three-year term expiring at the third succeeding annual meeting of shareholders. At each annual meeting of shareholders after the January 17, 1992 annual meeting, Directors so classified who are elected to replace those whose terms expire at each such annual meeting shall be elected to hold office for a three-year term until the third succeeding annual meeting following such Director’s election. Each Director so classified shall hold office until the annual meeting at which his term expires and until his successor has been elected and qualified, or until his death, resignation or removal.

Section 2.  Nominations for Directors.  Nominations of candidates for election to the Board of Directors of the Corporation at any annual or special meeting of shareholders may be made only in accordance with the procedures set forth in Section 8 of Article II of these By-Laws.

Section 3.  Duties, Powers and Qualifications. The Board of Directors shall be responsible for the control and management of the affairs, property and interests of the Corporation, and may exercise all powers of the Corporation, except as expressly conferred upon or reserved to the shareholders by the Certificate of Incorporation or by statute.  Each Director shall be at least 18 years of age.

Section 4.  Annual and Regular Meetings; Notice.  (a) A regular annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place of such annual meeting of shareholders.

(b)           The Board of Directors, from time to time, may provide by resolution for the holding of other regular meetings of the Board of Directors, and may fix the time and place thereof.

(c)           Notice of any regular meeting of the Board of Directors shall not be required to be given and, if given, need not specify the purpose of the meeting; provided, however, that in case the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be given to each Director who shall not have been present at the meeting at which such action was taken within the time limited, and in the manner set forth in paragraph (b) of Section 5 of this Article III, with respect to special meetings, unless such notice shall be waived in the manner set forth in paragraph (c) of such Section 5.

Section 5.  Special Meetings; Notice. (a) Special meetings of the Board of Directors shall be held whenever called by the President or by one of the Directors, at such time and place as may be specified in the respective notices or waivers of notice thereof.

(b)           Notice of special meetings shall be mailed directly to each Director, addressed to him at his residence or usual place of business, at least two (2) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegram, radio or cable, or shall be delivered to him personally or given to him orally, not later than the day before the day on which the meeting is to be held.  A notice, or waiver of notice, need not specify the purpose of the meeting.

(c)           Notice of any special meeting shall not be required to be given to any Director who shall attend such meeting without protesting prior thereto or at its commencement, the lack of notice to him, or who submits a signed waiver of notice, whether before or after the meeting.

Section 6.  Chairman. At all meetings of the Board of Directors, the Chairman of the Board, if any and if present, shall preside. If there shall be no Chairman, or he shall be absent, then the President shall preside, and in his absence, a Chairman chosen by the Directors shall preside.

Section 7.  Quorum and Adjournments. (a) At all meetings of the Board of Directors, the presence of a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by statute, by the Certificate of Incorporation or by these By-Laws.

(b)               A majority of the Directors present at the time and place of any regular or special meeting, although less than a quorum, may adjourn the same from time to time without notice.

Section 8.  Manner of Acting. (a) At all meetings of the Board of Directors, each Director present shall have one vote, irrespective of the number of shares of stock, if any, which he may hold.

(b)           Except as otherwise provided by statute, by the Certificate of Incorporation or by these By-Laws, the action of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

(c)           Any action required or permitted to be taken by the Board of Directors or a committee thereof may be taken without a meeting if all members of the Board of Directors or the committee consent in writing to the adoption of a resolution authorizing the action.  The resolution and the written consents thereto by the members of the Board of Directors or committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 9.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from an increase in the number of Directors and vacancies occurring on the Board of Directors for any reason may be filled by vote of the Directors (including by a vote of a majority of the Directors then in office if less than a quorum exists), unless otherwise provided in the Certificate of Incorporation; provided, however, that if the number of Directors is changed, (a) any newly created directorships or any decrease in directorships shall be apportioned by the Board among the classes so as to make all classes as nearly equal as possible, and (b) when the number of Directors is increased by the Board and any newly created directorships are filled by the Board, there shall be no classification of the additional Directors until the next annual meeting of shareholders. Any Director elected by the Board to fill a newly created directorship or a vacancy shall hold office until the next meeting of shareholders at which the election of Directors is in the regular order of business and until his successor, classified in accordance with Section 1 of this Article III, has been elected and qualified. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

Section 10.  Resignation. Any Director may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 11.  Removal of Directors. Except as otherwise provided in the Certificate of Incorporation or in these By-Laws, any Director may be removed, but only for cause, at any time, by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote in the election of Directors of the Corporation at a meeting of the shareholders called and held for that purpose. Directors may also be removed, but only for cause, by a majority vote of the entire Board of Directors.

Section 12.  Salary. No stated salary shall be paid to Directors, as such, for their services, but by resolution of the Board of Directors a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, however, that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.  Committees.  The Board of Directors, by resolution adopted by a majority of the entire Board, may from time to time designate from among its members an executive committee and such other committees, and alternate members thereof, as they may deem desirable, each consisting of one or more members, with such powers and authority (to the extent permitted by statute) as may be provided in such resolution. Each such committee shall serve at the pleasure of the Board.

Section 14.  Meetings by Conference Telephone.  Members of the Board of Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV
OFFICERS

Section 1.  Number, Qualifications, Election and Term of Office.  (a) The officers of the Corporation may consist of a President, a Secretary, a Treasurer, and such other officers, including a Chairman of the Board of Directors, and one or more Vice Presidents, as the Board of Directors may from time to time deem advisable. Any officer other than the Chairman of the Board of Directors may be, but is not required to be, a Director of the Corporation. Any two or more offices may be held by the same person.

(b)           The officers of the Corporation shall be elected by the Board of Directors at the regular annual meeting of the Board following the annual meeting of shareholders.

(c)           Each officer shall hold office until the annual meeting of the Board of Directors next succeeding his election, and until his successor shall have been elected and qualified, or until his death, resignation or removal.

Section 2.  Resignation. Any officer may resign at any time by giving written notice of such resignation to the Board of Directors, or to the President or the Secretary of the Corporation. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Board of Directors or by such officer, and the acceptance of such resignation shall not be necessary to make it effective.

Section 3.  Removal.  Any officer may be removed, either with or without cause, and a successor elected by the Board at any time.

Section 4.  Vacancies.  A vacancy in any office by reason of death, resignation, inability to act, disqualification or any other cause, may at any time be filled for the unexpired portion of the term by the Board of Directors.

Section 5.  Duties and Powers of Officers.  Officers of the Corporation shall, unless otherwise provided by the Board of Directors, each have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be set forth in these By-Laws, or may from time to time be specifically conferred or imposed by the Board of Directors. The President shall be the chief executive officer of the Corporation.

Section 6.  Sureties and Bonds.  In case the Board of Directors shall so require, any officer, employee or agent of the Corporation shall execute to the Corporation a bond in such sum, and with such surety or sureties as the Board of Directors may direct, conditioned upon the faithful performance of his duties to the Corporation, including responsibility for negligence and for the accounting for all property, funds or securities of the Corporation which may come into his hands.

Section 7.  Shares of Other Corporations.  Whenever the Corporation is the holder of shares of any other corporation, any right or power of the Corporation as such shareholder (including the attendance, acting and voting at shareholders’ meetings and execution of waivers, consents, proxies or other instruments) may be exercised on behalf of the Corporation by the President, any Vice President or such other person as the Board of Directors may authorize.

ARTICLE V
SHARES OF STOCK

Section 1.  Stock Certificates and Uncertificated Shares. (a) The shares of stock of the Corporation may be represented by certificates or may be uncertificated.  Each holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Corporation.  Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.  Absent a specific request for such a certificate by the registered owner or transferee thereof, all shares may be uncertificated upon the original issuance thereof by the Corporation or upon surrender of the certificate representing such shares to the Corporation or its transfer agent.

(b)           No certificate or entry representing uncertificated shares shall be issued or made, as the case may be, until the full amount of consideration therefor has been paid, except as otherwise permitted by statute.

(c)           The Board of Directors may authorize the issuance of certificates for fractions of a share which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by statute, of scrip in registered or bearer form over the signature of an officer or agent of the Corporation, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder, except as therein provided.

Section 2.  Lost or Destroyed Certificates.  The Board of Directors may direct uncertificated shares or, if requested by the registered owner, a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of uncertificated shares or a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.  A new certificate or entry representing uncertificated shares may be issued or made, as the case may be, without requiring any such evidence or bond when, in the judgment of the Board of Directors, it is proper to do so.

Section 3.  Record of Shareholders.  The Corporation shall keep at its principal office, or at the office of the transfer agent in the State of New York, a share record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners thereof.

Section 4.  Transfers of Shares. (a) Transfers of shares of the Corporation shall be made on the share records of the Corporation only by the holder of record thereof, in person or by his duly authorized attorney, upon (i) surrender for cancellation of the certificate or certificates representing such shares, with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed or (ii) upon presentation of proper transfer instructions from the holder of record of uncertificated shares, with such proof of the authenticity of the signature and of authority to transfer and of payment of transfer taxes as the Corporation or its agents may require.

(b)           The Corporation shall be entitled to treat the holder of record of any share or shares as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by statute.

Section 5.  Record Date.  In lieu of closing the share records of the Corporation, the Board of Directors may fix, in advance, a date not exceeding sixty days, nor less than ten days, as the record date for the determination of shareholders entitled to receive notice of, or to vote at, any meeting of shareholders or adjournment thereof, or for the purpose of determining shareholders entitled to receive payment of any dividends, or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held; the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the resolution of the Directors relating thereto is adopted. When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided for herein, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 6.  Regulations.  Except to the extent that the exercise of such power shall be prohibited or circumscribed by these By-Laws, by the Certificate of Incorporation or other certificate filed pursuant to law, or by statute, the Board of Directors shall have power to make such rules and regulations concerning the issuance, registration, transfer and cancellation of stock certificates and uncertificated shares as it shall deem appropriate.

ARTICLE VI
DIVIDENDS

The Board of Directors may declare, and the Corporation may pay, dividends on outstanding shares of the Corporation’s stock out of any funds available therefor, as often, in such amounts, and at such time or times as the Board of Directors may determine, in the manner and upon the terms and conditions provided by statute and the Certificate of Incorporation.

ARTICLE VII
FISCAL YEAR

The fiscal year of the Corporation shall be fixed by the Board of Directors from time to time, subject to applicable law.

ARTICLE VIII
CORPORATE SEAL

The corporate seal, if any, shall be in such form as shall be approved from time to time by the Board of Directors.

ARTICLE IX
AMENDMENTS

Section 1.  By Shareholders.  The By-Laws of the Corporation shall be subject to alteration or repeal, and new By-Laws may be made, by a majority vote of the shareholders at the time entitled to vote in the election of Directors.

Section 2.  By Directors.  The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, By-Laws of the Corporation; provided, however, that the shareholders entitled to vote with respect thereto as provided in Section 1 of this Article IX may alter, amend or repeal By-Laws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meetings of shareholders. If any By-Law regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors the text of the By-Law so adopted, amended or repealed, together with a concise statement of the changes made.

Section 3.  Certain Amendments.  Notwithstanding anything in this Article IX to the contrary, the provisions of these By-Laws with respect to the number, classification, term of office, quorum for meetings, qualifications, election and removal of Directors and the filling of vacancies and newly created directorships, and the amendment thereof, that is, Sections 1, 3, 7, 8, 9 and 10 of Article III and this Article IX, may be amended or repealed or new By-Laws affecting such provisions may be adopted only by the unanimous resolution of the entire Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of stock of the Corporation entitled to vote for the election of Directors (except that if such proposed amendment or repeal or adoption of new By-Laws shall be submitted to the shareholders with the unanimous recommendation of the entire Board of Directors, such provisions may be amended or repealed or such new By-Laws may be adopted by the affirmative vote of the holders of a majority of the outstanding shares, and except that if such proposed amendment or repeal or adoption shall not take effect for a period of three years from the date of such action, such provisions may be amended or repealed or such new By-Laws may be adopted by the affirmative vote of the holders of a majority of such stock or by the majority vote of the entire Board of Directors).

ARTICLE X
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.  Right of Indemnification. The Corporation shall indemnify to the fullest extent permitted by the Business Corporation Law any person (an “indemnitee”) made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an action by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise (a “Proceeding”), which any Director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a Director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein.

The right of indemnification conferred by this By-Law shall not be deemed exclusive of any other rights to which an indemnitee may be entitled, whether provided by statute or contained in the Certificate of Incorporation or By-Laws, or a resolution of shareholders, a resolution of Directors, or an agreement providing for such indemnification or otherwise.

Section 2.  Advancement of Expenses.  All reasonable expenses incurred by or on behalf of the indemnitee in connection with any Proceeding shall be advanced from time to time to the indemnitee by the Corporation promptly after the receipt by the Corporation of a statement from the indemnitee requesting such advance, whether prior to or after final disposition of such Proceeding. The advancement or reimbursement of expenses to an indemnitee shall be made within 20 days after the receipt by the Corporation of a request therefor from the indemnitee. Such request shall reasonably evidence the expenses incurred or about to be incurred by the indemnitee and, if required by statute at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the indemnitee to repay the amounts advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified against such expenses or to retain the sums so advanced.

Section 3.  Insurance Contracts and Funding.  The Corporation may purchase and maintain insurance to protect itself and any person who is, or may become, an officer, Director, employee, agent, attorney, trustee or representative (any of the foregoing being herein referred to as a “Representative”) of the Corporation or, at the request of the Corporation, a Representative of another corporation or entity, against any expenses, liability or loss asserted against him or incurred by him in connection with any Proceeding in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such expenses, liability or loss under the provisions of this By-Law or otherwise. The Corporation may enter into contracts with any Representatives of the Corporation, or any person serving as such at the request of the Corporation for another corporation or entity, in furtherance of the provisions of this By-Law. Such contracts shall be deemed specifically approved and authorized by the shareholders of the Corporation and not subject to invalidity by reason of any interested Directors. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification of any person entitled thereto.

Section 4.  Severability; Statutory Alternative.  If any provisions or provisions of this By-Law shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of all of the remaining provisions of this By-Law shall not in any way be affected or impaired thereby; and (b), to the fullest extent possible, the remaining provisions of this By-Law shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. In the event that the indemnitee elects, as an alternative to the procedures specified in this By-Law, to follow one of the procedures authorized by applicable corporate law or statute to enforce his right to indemnification and notifies the Corporation of his election, the Corporation agrees to follow the procedure so elected by the indemnitee. If in accordance with the preceding sentence, the procedure therefor contemplated herein or the procedure elected by the indemnitee in any specific circumstances (or such election by the indemnitee) shall be invalid or ineffective in bringing about a valid and binding determination of the entitlement of the indemnitee to indemnification, the most nearly comparable procedure authorized by applicable corporate law or statute shall be followed by the Corporation and the indemnitee.

Section 5.  Procedure for Determination of Entitlement to Indemnification. (a) To obtain indemnification (except with respect to the advancement of expenses), an indemnitee shall submit to the President or Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extend the indemnitee is entitled to indemnification (the “Supporting Documentation”). The Secretary of the Corporation shall promptly advise the Board of Directors in writing that the indemnitee has requested indemnification. The determination of the indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request and Supporting Documentation.

(b)           The indemnitee’s entitlement to indemnification shall be determined in one of the following ways:

(i) by a majority vote of the Disinterested Directors (as hereinafter defined) (which term shall mean the Disinterested Director, if there is only one);

(ii) by a written opinion of the Independent Counsel (as hereinafter defined) if (A) a majority of the Disinterested Directors so directs; (B) there is no Disinterested Director; or (C) a Change in Control (as hereinafter defined) shall have occurred and the indemnitee so requests, in which case the Disinterested Directors shall be deemed to have so directed;

(iii) by the shareholders of the Corporation (but only if a majority of the Disinterested Directors determines that the issue of entitlement of indemnification should be submitted to the shareholders for their determination); or

(iv) as provided in Section 6 of this By-Law.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 5(b) of this By-Law, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

(d) To the extent required by law or statute, the Corporation shall notify shareholders or any other persons of expenses or other amounts paid by way of indemnification in a timely manner.

Section 6.  Presumptions and Effect of Certain Proceedings.  Except as otherwise expressly provided in this By-Law, the indemnitee shall be presumed to be entitled to indemnification upon submission of a request for indemnification together with the Supporting Documentation, and thereafter in any determination or review of any determination, and in any arbitration, proceeding or adjudication, the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 5(b) of this By-Law to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the indemnitee shall be deemed to be entitled to indemnification, In either case, the indemnitee shall be entitled to such indemnification, unless (a) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (b) such indemnification is prohibited by law, in either case as finally determined by adjudication or, at the indemnitee’s sole option, arbitration (as provided in Section 7 of this By-Law). The termination of any Proceeding, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the indemnitee to indemnification or create any presumption with respect to any standard of conduct or belief or any other matter which might form a basis for a determination that the indemnitee is not entitled to indemnification. With regard to the right to indemnification for expenses, (x) if and to the extent that the indemnitee has been successful on the merits or otherwise in any Proceeding, or (y) if a Proceeding was terminated without a determination of liability on the part of the indemnitee with respect to any claim, issue or matter therein or without any payments in settlement or compromise being made by the indemnitee with respect to a claim, issue or matter therein, or (z) if and to the extent that the indemnitee was not a party to the Proceeding, the indemnitee shall be deemed to be entitled to indemnification, which entitlement shall not be defeated or diminished by any determination which may be made pursuant to clauses (i), (ii) or (iii) of Section 5(b). The indemnitee shall be presumptively entitled to indemnification in all respects for any act, omission or conduct taken or occurring which (whether by condition or otherwise) is required, authorized or approved by any order issued or other action by any commission or governmental body pursuant to any federal statute or state statute regulating the Corporation.

Section 7.  Remedies of Indemnitee.  (a) In the event that a determination is made pursuant to Section 5 of this By-Law that the indemnitee is not entitled to indemnification under this By-Law, (i) the indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the indemnitee’s sole option, in an appropriate court of the State of New York or any other court of competent jurisdiction or, to the extent consistent with law, arbitration to be conducted by three arbitrators (or, if the dispute involves less than $100,000, by a single arbitrator) pursuant to the rules of the American Arbitration Association; (ii) any such judicial Proceeding or arbitration shall be de novo and the indemnitee shall not be prejudiced by reason of such adverse determination; and (iii) in any such judicial Proceeding or arbitration the Corporation shall have the burden of proof that the indemnitee is not entitled to indemnification under this By-Law.

(b)           If a determination shall have been made or deemed to have been made, pursuant to Sections 5 or 6 of this By-Law, that the indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination, unless (i) the indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (ii) such indemnification is prohibited by law, in either case as finally determined by adjudication or, at the indemnitee’s sole option, arbitration (as provided in Section 7(a) of this By-Law). In the event that advancement of expenses is not timely made by the Corporation pursuant to this By-Law or payment of indemnification has been made or deemed to have been made pursuant to Section 5 or 6 of this By-Law, the indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligations to pay to the indemnitee such advancement of expense of indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of New York or any other court of competent jurisdiction, contesting the right of the indemnitee to receive indemnification hereunder due to an occurrence or circumstance described in subclause (i) of this Section or a prohibition of law (both of which are herein referred to as a “Disqualifying Circumstance”). In either instance, if the indemnitee shall elect, at his sole option, that such dispute shall be determined by arbitration (as provided in Section 7(a) of this By-Law), the indemnitee and the Corporation shall submit the controversy to arbitration. In any such enforcement action or other proceeding, whether brought by the indemnitee or the Corporation, the indemnitee shall be entitled to indemnification unless the Corporation can satisfy the burden or proof that indemnification is prohibited by reason of a Disqualifying Circumstance.

(c)           The Corporation shall be precluded from asserting in any judicial Proceeding or arbitration commenced pursuant to this Section 7 that the procedures and presumptions of this By-Law are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator or arbitrators that the Corporation is bound by all the provisions of this By-Law.

(d)           In the event that the indemnitee, pursuant to this By-Law, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this By-Law, or is otherwise involved in any adjudication or arbitration with respect to his right to indemnification, the indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by him if the indemnitee prevails in such judicial adjudication or arbitration and such expenses as are allowed by a court or arbitration or otherwise on an interim basis. If it shall be determined in such judicial adjudication or arbitration that the indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

Section 8.  Definitions.  For purposes of indemnification under this By-Law or otherwise:

(a)           A “Change in Control” shall be deemed to have occurred if (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which, members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new Director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(b)           “Disinterested Director” means a Director of the Corporation who is not or was not a material party to the Proceeding in respect of which indemnification is sought by the indemnitee.

(c)           “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (i) the Corporation or the indemnitee in any matter or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this By-Law. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of New York, would have a conflict of interest in representing either the Corporation or the indemnitee in an action to determine the indemnitee’s rights under this By-Law.

Section 9.  Amendments.  Article X of the By-Laws may be amended by action of the Board of Directors, without action of the shareholders, but only in a manner consistent with the policy of the Company set forth in the Certificate of Incorporation to indemnify its Directors and officers to the fullest extent.